SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2006

SIRIUS SATELLITE RADIO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24710	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 584-5100

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.01 Other Events.

In April 2006 we learned that two manufacturers of Sirius radios and our principal competitor had received inquiries from the Federal Communications Commission as to whether the FM transmitters in their products complied with the FCC’s emissions and frequency rules. We promptly began an internal review of the compliance of the FM transmitters in a number of our radios. On June 20, we received a letter directly from the FCC making similar inquiries. On July 12, we responded to the letter from the FCC in respect of the preliminary results of our review.

During our internal review, we determined that certain of our radios with FM transmitters were not compliant with FCC rules. We have taken a series of actions to evaluate, mitigate and correct the problem. We directed manufacturers of Sirius radios with FM transmitters to suspend manufacture and shipment to retailers of non-compliant devices and to make the necessary changes in production to bring the radios into compliance.

In connection with our internal review, we discovered that certain Sirius personnel requested manufacturers to produce Sirius radios that were not consistent with the FCC’s rules. As a result of this review, we are taking significant steps to ensure that this situation does not happen again, including the adoption of a comprehensive compliance plan, approved by our board of directors, to ensure that in the future our products comply with all applicable FCC rules.

The FCC is continuing its review of our products as well as products of other companies containing FM transmitters. We believe our radios that are currently in production comply with applicable FCC rules. We and our manufacturers are cooperating with the FCC to obtain new equipment authorizations for our remaining affected products. We understand that the FCC’s testing laboratory is reviewing the methodology under which it tests FM transmitters. If the FCC were to change its test parameters, our new products may be found to be non-compliant, requiring us to make further changes in our products and possibly delaying the availability of these products to consumers.

No health or safety issues are involved with these Sirius radios and radios which are factory-installed in new vehicles are not affected. We do not expect the resolution of these issues to have an adverse impact on our previous guidance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS SATELLITE RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: July 19, 2006